Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Accredited Home Lenders Holding Co. and subsidiaries on Form 10-K for the year ended December 31, 2005 and our report dated March 10, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic operational dependency on its parent) related to the financial statements of Accredited Mortgage Loan REIT Trust. We hereby consent to the incorporation by reference of said reports in Registration Statement No. 333-117037 on Form S-3 and Registration Statements No. 333-128072, 333-124090, 333-117828, 333-112490 and 333-103671 on Form S-8.

/s/ GRANT THORNTON LLP

Irvine, California

March 10, 2006